News Announcement

IntegraMed® CFO John Hlywak to Retire at Year-End;
Appoints Tim Sheehan as Interim-CFO

PURCHASE, NY, Dec. 21, 2010 -- IntegraMed America, Inc. (NASDAQ: INMD), the leader in developing, marketing and managing specialty healthcare facilities in the fertility and vein care markets, announced today that the Company’s Executive Vice President and CFO, John W. Hlywak, Jr., 63, will retire at year-end.  Additionally, the Company announced the appointment of Timothy P. Sheehan, 33, Vice President, Finance, to the position of Interim CFO effective January 1st.

Jay Higham, IntegraMed’s CEO, commented, “We are fortunate to have sufficient depth in our financial team to be able to transition the CFO role - on an interim basis - to Tim Sheehan, who joined IntegraMed at the beginning of the year.  Tim has a strong, well-rounded finance and operational background with health care experience and was able to work very closely with John Hlywak over the past year.  These factors, in addition to his significant public company experience, made us confident in his ability to handle the CFO function on an interim basis over the next few quarters.

“John has had an outstanding career at IntegraMed with many significant contributions to the Company’s growth, transformation and success over the past 12 years.  It has been an honor to work side by side with such a talented and dedicated senior leader.  On behalf of the Board and management team, we thank him for his contributions and wish him the best in his retirement.”

Tim Sheehan joined IntegraMed as Vice President, Finance in January 2010, and in this role he managed the Corporate Accounting and Finance functions, including; SEC reporting, budgeting, forecasting, internal reporting, accounts payable and treasury management.  Tim previously served as CFO and Director of Scale Finance LLC, a Winston-Salem, NC-based provider of outsourced CFO services to emerging growth companies. Tim’s prior role was as Vice President, Corporate Development at MINRAD International, an AMEX-traded manufacturer of medical devices and specialty pharmaceuticals where he managed the corporate development, product registration and customer service groups, in addition to his responsibility for investor relations, SEC reporting and capital raising.

Tim started his career as a Senior Associate at KPMG LLP where he oversaw fieldwork related to IPOs, annual audits and a variety of other engagement areas.  Tim then joined KeyBank Capital Markets in Cleveland, OH, where he was an associate in their healthcare and corporate investment banking group.

Tim is a Certified Public Accountant and earned Bachelor of Science degrees in Finance and Accounting at Virginia Tech and an MBA with distinction from Wake Forest University School of Business.

IntegraMed expects to record approximately $300,000 in costs in Q4 2010 related to post-employment obligations to Mr. Hlywak.

About IntegraMed America, Inc.
IntegraMed is a leader in developing, marketing and managing specialty outpatient healthcare facilities, with current focus on the fertility and vein care markets.  IntegraMed supports its provider networks with clinical and business information systems, marketing and sales, facilities and operations management, finance and accounting, human resources, legal, risk management, quality assurance, and fertility treatment financing programs.  IntegraMed’s Attain Fertility Centers network is the nation’s largest, with 14 company-managed partner centers and 28 affiliate centers, comprising over 130 locations across 34 states and the District of Columbia.  Nearly one of every four IVF procedures in the U.S. is performed in an Attain Fertility Centers network center.  The IntegraMed Vein Clinic network is the leading provider of specialty vein care services in the U.S., operating 41 centers across 14 states, principally in the Midwest and Southeast.

For more information about IntegraMed please visit:

www.integramed.com for investor background,
www.attainfertility.com for fertility, or
www.veinclinics.com for vein care

Statements contained in this press release that are not based on historical fact, including statements concerning costs to be incurred in the future are forward-looking statements that may involve a number of risks and uncertainties.  Actual results may differ materially from the statements  made in this press release once actual amounts have been calculated and reported.    All information in this press release is as of December 21, 2010 and IntegraMed undertakes no duty to update this information.

Media/Investor Contacts:
Norberto Aja, David Collins
Jaffoni & Collins
inmd@jcir.com
(212) 835-8500